Exhibit 23.1

CONSENT OF MOSCOWITZ & MOSCOWITZ, P.A.

Moscowitz & Moscowitz, P.A. does hereby consent to all references to our firm and the use and filing of our Report of Internal Investigation to the Audit Committee of the Board of Directors of Dyadic International, Inc. (the "Company") dated August 15, 2007 in the Form 8-K of the Company dated March 4, 2008.

MOSCOWITZ & MOSCOWITZ, P.A.

/s/ Jane W. Moscowitz